EXHIBIT 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

November 13, 2019

Simulations Plus Reports FY2019 and Fourth Quarter FY2019 Financial Results

Full-Year Revenue Increased 14.5% to $34 Million

Fourth Quarter Revenue Up 20.0% to $8 Million

LANCASTER, CA, November 13, 2019 – Simulations Plus, Inc. (Nasdaq: SLP), the leading provider of modeling and simulation solutions for the pharmaceutical, biotechnology, chemicals, and consumer goods industries, today reported financial results for its 2019 fiscal year (FY19) and fourth quarter (4Q19) ended August 31, 2019.

Full Year FY19 highlights compared with Full Year FY18:

•	Revenues were $34.0 million, up 14.5% over $29.7 million in FY18
•	Gross profit was up 15.1%, or $3.3 million, to $24.9 million, from $21.7 million in FY18
•	SG&A was $11.8 million, an increase of $2.2 million, or 23.1%, over $9.6 million
•	Total R&D expenditures were $4.3 million, an increase of $363,000, or 9.2% over $3.9 million
o	For FY19, $1.8 million was capitalized and $2.5 million was expensed
o	For FY18, $2.1 million was capitalized and $1.8 million was expensed
•	Income before taxes increased 4.1% to $10.6 million, an increase of $418,000 over $10.1 million
•	Net income decreased 3.9% to $8.6 million, a decrease of $351,000 from $8.9 million; FY18 included the one-time second-quarter tax benefit of $1.5 million
•	Diluted earnings per share decreased 5.0% to $0.48 from $0.50. In FY18, the major change in diluted earnings per share came from the $1.5 million tax adjustment that accounted for an $0.08 increase in diluted earnings per share
•	Cash was $11.4 million, an increase of $2.0 million, or 21.6%, from $9.4 million at the end of FY18.

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4QFY19 highlights compared with 4QFY18:

•	Revenues increased 20.0% to $8.0 million, an increase of $1.3 million over $6.7 million
•	Gross profit was up 25.6% to $5.7 million, an increase of $1.2 million over $4.6 million
•	SG&A was $3.2 million, an increase of 42.6%, or $951,000, over $2.2 million
•	Total R&D expenditures were $1.0 million, an increase of $89,000, or 9.4%, over $951,000
o	For 4QFY19, $437,000 was capitalized and $603,000 was expensed
o	For 4QFY18, $514,000 was capitalized and $437,000 was expensed
•	Income before taxes increased 7.9% to $2.0 million, an increase of $146,000 over $1.8 million
•	Net income increased 53.9% to $2.1 million, an increase of $721,000 over $1.3 million
•	Earnings per fully diluted share increased $0.03 to $0.11 from $0.08

Shawn O’Connor, chief executive officer of Simulations Plus, said: “We delivered 20% fourth quarter growth, a strong end to a solid year of growth for Simulations Plus as full-year revenue grew 14.5%. This progress is due to targeted investments in our sales and marketing infrastructure, which enabled us to achieve an increased revenue growth rate in excess of historical levels while maintaining excellent gross margins and overall profitability. We enter our fiscal year 2020 with strong market momentum, high backlogs and successful progress across our key objectives to extend our sales and marketing resources and capacity to deliver our strategic consulting services efficiently to our clients.”

John Kneisel, chief financial officer of Simulations Plus, added: “Continued investment in our sales and marketing and supporting teams’ infrastructure and higher R&D spending led to increases in our operating expenses. We believe these investments will help us continue to accelerate our revenue growth. Of special note, in the fourth quarter we benefited from tax deductions from stock compensation expense as employees took advantage of the increased value of their options. Overall, we continue to generate solid profitability and free cash flow, even after paying our regular quarterly dividend.”

Investor Conference Call

The Company invites all interested persons to attend its conference call at 4:15 p.m. Eastern Time on November 13, 2019. The live webcast/teleconference will be accessible by registering here. Please dial in five to ten minutes prior to the scheduled start time. A live, listen-only webcast will also be available by dialing (914) 614-3221, and entering access code 588-454-748. A replay of the webcast will be available at the Investors section of the Simulations Plus website following the call.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions and quantitative systems pharmacology/toxicology models for drug-induced liver injury and nonalcoholic fatty liver disease. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical, biotechnology, and chemical agents. Our software is licensed to and used in the conduct of research by major pharmaceutical, biotechnology, chemical, consumer goods companies, and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, artificial intelligence, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for molecular property prediction from structure and physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

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Simulations Plus, Inc.

Condensed Consolidated Balance Sheets

	August 31,	August 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$11,435,499	$9,400,701
Accounts receivable, net of allowance for doubtful accounts of $0	5,026,558	5,514,528
Revenues in excess of billings	3,233,659	1,985,596
Prepaid income taxes	765,110	312,593
Prepaid expenses and other current assets	704,316	610,439
Total current assets	21,165,142	17,823,857
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $12,356,055 and $11,095,903	4,959,736	5,152,594
Property and equipment, net (note 4)	341,145	335,224
Intellectual property, net of accumulated amortization of $3,948,750 and $3,019,584	5,026,249	5,905,416
Other intangible assets net of accumulated amortization of $1,210,000 and $852,500	3,280,000	3,637,500
Goodwill	10,387,198	10,387,198
Other assets	37,227	37,227
Total assets	$45,196,697	$43,279,016

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$204,075	$351,605
Accrued payroll and other expenses	1,639,038	1,152,176
Current portion - Contracts payable (note 5)	1,761,028	2,556,644
Billings in excess of revenues	798,549	384,603
Deferred revenue	380,787	381,928
Total current liabilities	4,783,477	4,826,956

Long-term liabilities
Deferred income taxes,net	2,731,616	3,195,139
Payments due under Contracts payable (note 5)	–	3,334,296
Total liabilities	7,515,093	11,356,391

Commitments and contingencies (note 6)

Shareholders' equity (note 7)
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	–	–
Common stock, $0.001 par value 50,000,000 shares authorized 17,591,834 and 17,416,445 shares issued and outstanding	7,595	7,417
Additional paid-in capital	15,319,474	13,453,668
Retained earnings	22,354,535	18,461,540
Total shareholders' equity	37,681,604	31,922,625
Total liabilities and shareholders' equity	$45,196,697	$43,279,016

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Simulations Plus, Inc.

Condensed Consolidated Statements of Operations

	Three months ended August 31,		Year ended August 31,
	2019	2018	2019	2018
	(unaudited)	(unaudited)
Revenues	$8,025,895	$6,687,959	$33,970,440	$29,666,524
Cost of revenues	2,290,813	2,120,165	9,025,704	7,994,228
Gross margin	5,735,082	4,567,794	24,944,736	21,672,296
Operating expenses
Selling, general, and administrative	3,182,238	2,231,446	11,796,027	9,583,852
Research and development	603,054	437,153	2,499,980	1,790,656
Total operating expenses	3,785,292	2,668,599	14,296,007	11,374,508

Income from operations	1,949,790	1,899,195	10,648,729	10,297,788

Other income (expense)
Interest income	13,225	8,808	33,522	27,122
Interest expense		(38,188)	(109,078)	(153,034)
(Loss) income on currency exchange	23,769	(29,115)	(16,697)	(32,934)
Total other income (expense)	36,994	(58,495)	(92,253)	(158,846)

Income before provision for income taxes	1,986,784	1,840,700	10,556,476	10,138,942
(Provision) benefit for income taxes	72,443	(502,714)	(1,973,147)	(1,204,130)
Net Income	$2,059,227	$1,337,986	$8,583,329	$8,934,812

Earnings per share
Basic	$0.12	$0.08	$0.49	$0.52
Diluted	$0.11	$0.08	$0.48	$0.50

Weighted-average common shares outstanding
Basic	17,549,636	17,265,976	17,492,258	17,328,707
Diluted	18,265,585	17,733,044	18,057,431	17,860,392

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Simulations Plus, Inc.

Condensed Consolidated Statements of Cash Flows

	Year ended August 31,
	2019	2018
Cash flows from operating activities
Net income	$8,583,329	$8,934,812
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,750,245	2,721,304
Change in value of contingent consideration	109,060	152,752
Stock-based compensation	1,077,837	709,083
Deferred income taxes	(299,098)	(1,731,821)
(Increase) decrease in
Accounts receivable	487,970	(1,465,803)
Revenues in excess of billings	(1,248,063)	(504,514)
Prepaid income taxes	(452,517)	149,850
Prepaid expenses and other assets	(93,877)	(153,682)
Increase (decrease) in
Accounts payable	(147,521)	110,713
Accrued payroll and other expenses	436,862	168,883
Billings in excess of revenues	413,946	167,645
Accrued income taxes	0	–
Deferred revenue	(29,747)	27,966
Net cash provided by operating activities	11,638,420	9,287,188

Cash flows used in investing activities
Purchases of property and equipment	(137,745)	(183,291)
Purchases of intellectual property	(50,000)	–
Capitalized computer software development costs	(1,767,996)	(2,145,429)
Net cash used in investing activities	(1,955,741)	(2,328,720)

Cash flows used in financing activities
Payment of dividends	(4,197,055)	(4,161,740)
Payments on Contracts Payable	(4,238,973)	(247,328)
Proceeds from the exercise of stock options	788,147	635,583
Net cash used in financing activities	(7,647,881)	(3,773,485)

Net increase (decrease) in cash and cash equivalents	1,995,304	3,184,983
Cash and cash equivalents, beginning of year	9,400,701	6,215,718
Cash and cash equivalents, end of period	$11,435,499	$9,400,701

Supplemental disclosures of cash flow information
Income taxes paid	$2,673,475.04	$2,712,988

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